Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-171927) pertaining to the 2006 Stock Incentive Plan and 2010 Stock Incentive Plan of Bitauto Holdings Limited of our reports dated April 26, 2013, with respect to the consolidated financial statements of Bitauto Holdings Limited, and the effectiveness of internal control over financial reporting of Bitauto Holdings Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2012.

/s/ Ernst & Young Hua Ming LLP

Beijing, People’s Republic of China

April 26, 2013